Exhibit 3.1

CERTIFICATE OF OWNERSHIP
AND MERGER

MERGING

TESORO MERGER CORP.
a Delaware corporation

INTO

TESORO PETROLEUM CORPORATION
a Delaware corporation

(Pursuant to Section 253 of the General Corporation
Law of the State of Delaware)

     Tesoro Petroleum Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     First: That Tesoro Petroleum Corporation (the “Company”) and Tesoro Merger Corp. are corporations duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

     Second: That the Company owns all of the issued and outstanding shares of the capital stock of Tesoro Merger Corp.

     Third: That the board of directors of the Company adopted the following resolutions at a meeting held on November 3, 2004, and that such resolutions have not been rescinded and are in full force and effect on the date hereof:

“RESOLVED, that the Board of Directors of the Company deems it advisable and in the best interest of the Company to merge Tesoro Merger Corp. with and into the Company, with the Company being the surviving corporation;

RESOLVED, that Tesoro Merger Corp. be merged with and into the Company, pursuant to Section 253 of the General Corporation Law of the State of Delaware; and that the Company succeed to and possess all the rights and assets of Tesoro Merger Corp. and be subject to all of the liabilities and obligations of Tesoro Merger Corp.;

RESOLVED, that the The Restated Certificate of Incorporation of the Company shall be the Restated Certificate of Incorporation of the surviving entity, with the exception that Article First of the Restated Certificate of Incorporation shall be amended to read in its entirety as follows: “The name of the Corporation is Tesoro Corporation (hereinafter called the “Corporation”)”;

RESOLVED, that the bylaws of the Company shall be the bylaws of the surviving corporation;

RESOLVED, that each share of common stock, $1.00 par value per share, of Tesoro Merger Corp. issued and outstanding immediately prior to the effective date of the merger shall, upon the effective date and by virtue of the merger, be canceled without payment therefor;

RESOLVED, that the merger shall become effective on the date the Company files a Certificate of Ownership and Merger with respect to such merger with the Secretary of State of the State of Delaware;

RESOLVED, that the appropriate officers of the Company are hereby authorized and empowered to file the necessary documents with the Secretary of State of the State of Delaware, to incur the necessary expenses therefor and to take, or cause to be taken, all such further action and to execute and deliver or cause to be executed and delivered, in the name of and on behalf of the Company, all such further instruments and documents as any such officer may deem to be necessary or advisable in order to effect the purpose and intent of the foregoing resolutions and to be in the best interests of the Company (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments and documents, as the case may be, by or under the direction of any such officer); and

RESOLVED, that the prior actions of the officers and directors of the Company in undertaking to carry out the transactions contemplated by the foregoing resolutions be, and the same hereby are, in all respects, approved, adopted, ratified and confirmed.”

     Fourth: Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of the Company at any time prior to the time that this Certificate of Ownership and Merger filed with the Secretary of State of Delaware becomes effective.

     Fifth: The Restated Certificate of Incorporation of the Company shall be the Restated Certificate of Incorporation of the surviving corporation, with the exception that Article First of the Restated Certificate of Incorporation shall be amended to read in its entirety as follows: “The name of the Corporation is Tesoro Corporation (hereinafter called the “Corporation”)”.

     IT WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer this 8th day of November, 2004.

TESORO PETROLEUM CORPORATION
By:	/s/ Charles S. Parrish
	Name:	Charles S. Parrish
	Title:	Vice President, Assistant General Counsel and Secretary